Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Brinker International, Inc.:

        We consent to the incorporation by reference in Registration Statement Nos. 33-61594, 33-56491, 333-02201, 333-93755, 333-42224, 333-105720, and 333-125289 on Form S-8, 333-74902 on Form S-3 and 333-116879 on Form S-4 of Brinker International, Inc. of our reports dated August 17, 2007, with respect to the consolidated balance sheets of Brinker International, Inc. and subsidiaries as of June 27, 2007 and June 28, 2006, and the related consolidated statements of income, shareholders' equity and cash flows for each of the years in the three-year period ended June 27, 2007, management's assessment of the effectiveness of internal control over financial reporting as of June 27, 2007 and the effectiveness of internal control over financial reporting as of June 27, 2007, which reports appear in the Brinker International, Inc. 2007 Annual Report to Shareholders', which is incorporated by reference in this Annual Report on Form 10-K of Brinker International, Inc.

        Our report dated August 17, 2007, with respect to the consolidated balance sheets of Brinker International, Inc. and subsidiaries as of June 27, 2007 and June 28, 2006, and the related consolidated statements of income, shareholders' equity and cash flows for each of the years in the three-year period ended June 27, 2007 refers to the adoption of Statement of Financial Accounting Standard No. 123 (revised 2004), "Share-Based Payment" in fiscal year 2006.

                      KPMG LLP

Dallas, Texas
August 23, 2007